Exhibit 99.1

CIRCOR International Enters into Amended Definitive Merger Agreement with KKR at $56.00 Per Share in Cash

Board of Directors Concludes that KKR’s Enhanced Proposal Provides Clear, Direct and Unambiguous Path to Regulatory Approval and Timely Completion and is in Best Interests of Stockholders

Stockholders Potentially Receive Additional Cash Consideration if Transaction Not Closed by October 31, 2023

BURLINGTON, Mass., June 29, 2023 – CIRCOR International, Inc. (“CIRCOR” or the “Company”) (NYSE: CIR) today announced that it has amended its definitive merger agreement (the “Amended Agreement”) with affiliates of investment funds managed by KKR (such affiliates are referred to herein as “KKR”) to acquire the Company for $56.00 per share in cash, an increase of 9.8% over KKR’s bid of $51.00 per share on June 26, 2023, and a 76.8% premium to the Company’s unaffected stock price on June 2, 2023. KKR will provide a full equity backstop for the consummation of the merger.

Under the terms of the Amended Agreement, in addition to receiving $56.00 per share, CIRCOR stockholders will, subject to certain conditions, receive additional cash consideration from KKR if the transaction has not closed by October 31, 2023. The maximum aggregate amount of the “ticking fee” would be $1 per share, with the actual amount accruing on a prorated daily basis between November 1, 2023 and December 31, 2023, subject to adjustment if the filing of the CIRCOR proxy statement, prepared in connection with the merger,  is delayed.

CIRCOR’s Board of Directors (the “Board”) received the Amended Agreement from KKR on June 29, 2023, following receipt of an unsolicited, binding acquisition proposal from Arcline Investment Management LP (“Arcline”) to acquire CIRCOR for $57.00 in cash. Consistent with its fiduciary responsibilities, the Board, in consultation with its outside legal and financial advisors, carefully reviewed the unsolicited proposal and the further amended proposal from KKR.

The CIRCOR Board unanimously concluded that the difference in price contemplated by the Arcline proposal is more than offset by the increased deal certainty associated with KKR’s Amended Agreement.  KKR’s Amended Agreement also offers greater financing certainty and a clearer and faster path to receiving anticipated antitrust approvals. In the Board’s view, the time value of money considerations, along with KKR’s ticking fee, more than sufficiently addresses the $1 difference in the price per share.

The Company expects to file preliminary proxy materials with the U.S. Securities and Exchange Commission next week, which will provide further detail regarding the Board’s decision, its strategic progress, and additional information related to the Amended Agreement.

“The Board unanimously believes that KKR’s revised and enhanced proposal is in the best interests of our stockholders, provides certainty of closing on an expedited timetable, and significantly benefits our employees, customers and other stakeholders around the world,” said CIRCOR Board Chair Helmuth Ludwig. “Throughout this process, we have focused singularly on unlocking the incremental value of this outstanding global organization. With the additional value, anticipated timely closing and a clear and direct regulatory path, the KKR agreement achieves that commitment.”

The Board unanimously supports the Amended Agreement with KKR and recommends that stockholders vote in favor of the amended KKR transaction. The transaction remains on track to close in the fourth quarter of 2023, and KKR and CIRCOR submitted their Hart-Scott-Rodino filings on June 20, 2023. The transaction remains subject to the receipt of approval from the Company’s stockholders and certain required regulatory approvals, as well as the satisfaction of other customary closing conditions.

Advisors
Evercore, J.P. Morgan Securities LLC, and Ropes & Gray LLP are serving as advisors to CIRCOR.

About CIRCOR International, Inc.
CIRCOR International, Inc. is one of the world’s leading providers of mission critical flow control products and services for the Industrial and Aerospace & Defense markets. The Company has a product portfolio of market-leading brands serving its customers’ most demanding applications. CIRCOR markets its solutions directly and through various sales partners to more than 14,000 customers in approximately 100 countries. The Company has a global presence with approximately 3,100 employees and is headquartered in Burlington, Massachusetts. For more information, visit the Company’s investor relations website at http://investors.circor.com.

Additional Information and Where to Find It
This press release relates to the proposed acquisition of CIRCOR by Cube BidCo, Inc. (“Parent”). This press release does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, CIRCOR plans to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. CIRCOR may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that may be filed by CIRCOR with the SEC.

BEFORE MAKING ANY VOTING DECISION, CIRCOR’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY CIRCOR WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a CIRCOR stockholder meeting to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in CIRCOR’s proxy statement. Stockholders may obtain a free copy of the proxy statement and other documents CIRCOR files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. CIRCOR makes available free of charge on its investor relations website at investors.circor.com copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Agreement and Plan of Merger, by and among CIRCOR, Cube Merger Sub, Inc. and Parent, dated as of June 5, 2023, as amended as of June 26, 2023 and June 29, 2023 (the “Merger Agreement”), which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation
CIRCOR and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from CIRCOR’s stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of CIRCOR’s directors and executive officers in CIRCOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 15, 2023. To the extent the holdings of CIRCOR’s securities by CIRCOR’s directors and executive officers have changed since the amounts set forth in CIRCOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from CIRCOR’s stockholders in connection with the proposed transaction, which may, in some cases, be different than those of CIRCOR’s stockholders generally, by reading the proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the CIRCOR’s website at investors.circor.com.

Cautionary Statement Regarding Forward Looking Statements
This press release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the Company and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction with KKR, including timing to closing, the timing for filing the proxy statement, financing certainty and the path to obtaining regulatory approvals. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: whether the third party will continue to pursue a transaction with the Company and if so if the proposal will lead to a superior proposal; uncertainties as to the timing of the merger; uncertainties as to how many of the Company’s stockholders will vote their stock in favor of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to the consummation of the proposed transaction, including the ability to secure regulatory approvals and stockholder approval on the terms expected, at all or in a timely manner; the effects of the transaction (or the announcement or pendency thereof) on relationships with associates, customers, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from the Company’s ongoing business operations or otherwise disrupts the Company’s ongoing business operations; changes in the Company’s businesses during the period between now and the closing; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; risks associated with litigation relating to the proposed transaction; inability to achieve expected results in pricing and cost cut actions and the related impact on margins and cash flow; the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the remediation of the material weaknesses in the Company’s internal controls over financial reporting or other potential weaknesses of which the Company is not currently aware or which have not been detected; the uncertainty associated with the current worldwide economic conditions and the continuing impact on economic and financial conditions in the United States and around the world, including as a result of COVID-19, rising inflation, increasing interest rates, natural disasters, military conflicts, including the conflict between Russia and Ukraine, terrorist attacks and other similar matters, and other risks and uncertainties detailed from time to time in documents filed with the SEC by the Company, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. All forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Contact:

Scott Solomon
Sharon Merrill Associates, Inc.
(857) 383-2409
CIR@investorrelations.com